EXHIBIT 11.1
STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                PROFFITT'S, INC. AND SUBSIDIARIES
              (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     Three Months Ended
                                                    --------------------
                                                     May 3,       May 4,
                                                      1997         1996
                                                     -------      -------
PRIMARY:
  Average shares outstanding                          27,723       22,878
  Net effect of dilutive stock options
   - based on the treasury stock method
   using average market price                            728          588
                                                      -------      -------

  Primary weighted average common shares              28,451       23,466
                                                      =======      =======
  Net income                                        $ 10,544     $  6,308
  Less preferred dividends                                           (488)
                                                      -------      -------
  Net income available to common
   shareholders                                     $ 10,544     $  5,820
                                                      =======      =======
  Primary earnings per share                        $   0.37     $   0.25
                                                      =======      =======
FULLY DILUTED:
  Average shares outstanding                          27,723     $ 22,878
  Net effect of dilutive stock options
   - based on the treasury stock method
   using period-end market price if higher
   than average price                                    796          777
  Assumed conversion of 4.75% subordinated
   debenture                                           2,020
                                                      -------      -------
  Fully diluted weighted average common
   shares                                             30,539       23,655
                                                      =======      =======
  Net income  before interest adjustments           $ 10,544     $  6,308
  Less preferred  dividends                                          (488)
  Add 4.75% convertible subordinated
   debenture interest,net of federal
   income tax effect                                     625
                                                      -------      -------
  Adjusted net income                               $ 11,169     $  5,820
                                                      =======      =======
  Fully diluted earnings per share                  $   0.37     $    0.25
                                                      =======      =======
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